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                                                                    Exhibit 12.1

                                IESI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS, EXCEPT RATIOS)


                                                  NINE MONTHS
                                                     ENDED
                                                  SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                               -------------------   --------------------------------------------------------

                                                   2002       2001       2001        2000        1999        1998        1997
                                               --------   --------   --------    --------    --------    --------    --------

Earnings:
   Income before income taxes                  $  4,984   $  2,097   $  2,950    $   (884)   $ (9,983)   $ (3,857)   $ (1,214)
Add back:
   Interest expense, net of capitalized
   interest                                       9,834     10,078     12,961      11,142       7,905       2,590         452
   Portion of rent expense representative
   of interest factor                               126        205        284         273         163          94          32
                                               --------   --------   --------    --------    --------    --------    --------

Earnings as adjusted                           $ 14,944   $ 12,379   $ 16,195    $ 10,532    $ (1,915)   $ (1,173)   $   (730)
                                               ========   ========   ========    ========    ========    ========    ========


Fixed Charges:
   Interest expense, net of capitalized
   interest                                    $  9,834   $ 10,078   $ 12,961    $ 11,142    $  7,905    $  2,590    $    452
   Capitalized interest                           1,264      1,161      1,602       1,883          80           -          41
   Portion of rent expense representative
   of interest factor                               126        205        284         273         163          94          32
                                               --------   --------   --------    --------    --------    --------    --------

Total Fixed Charges                            $ 11,224   $ 11,444   $ 14,847    $ 13,299    $  8,148    $  2,685    $    526
                                               ========   ========   ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges                  1.3        1.1        1.1         0.8        -0.2        -0.4        -1.4
                                               ========   ========   ========    ========    ========    ========    ========

Insufficient earnings to cover fixed charges                                     $ (2,767)   $(10,063)   $ (3,857)   $ (1,255)
                                                                                 ========    ========    ========    ========


Pro forma for issuance of
10.25% Senior Subordinated Notes due 2012           1.1                   1.0
                                               ========              ========
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